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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Optimer Pharmaceuticals, Inc. for the registration of up to $200,000,000 of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated March 10, 2011, with respect to the consolidated financial statements of Optimer Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Optimer Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
November 3, 2011

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm